Exhibit 10.4

AMENDED AND RESTATED

CHART INDUSTRIES, INC.

VOLUNTARY DEFERRED INCOME PLAN

WHEREAS, Chart Industries, Inc. (the “Company”) heretofore adopted the Amended and Restated Chart Industries, Inc. Voluntary Deferred Income Plan (the “Plan”), an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, the Company heretofore amended the Plan and desires to further amend the Plan to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, effective January 1, 2009, the Plan is amended and restated to comply with, or achieve exemption from, Section 409A of the Code, and the final regulations thereunder, with the Plan being operated in reasonable, good faith compliance with Code Section 409A for the period January 1, 2005 to December 31, 2008.

SECTION 1. PURPOSE OF PLAN

The Plan is unfunded and is maintained for the purpose of providing deferred compensation to a select group of management and highly compensated employees of the Company within the meaning of the United States Code of Federal Regulations Section 2520.104-23 and Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan will be administered in accordance with such purpose and in accordance with the provisions of Section 409A of the Code.

SECTION 2. DEFINITIONS

2.1	“Administrator” means the Company.

2.2	“Beneficiary” means the person or entity determined to be a Participant’s beneficiary pursuant to Section 14.

2.3	“Board” means the board of directors of the Company.

2.4	“Change in Control” means a “change in ownership of the Company” or a “change in effective control of the Company” (within the meaning of Section 409A of the Code).

2.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6	“Company” means Chart Industries, Inc.

2.7	“Compensation” means the total salary, bonuses and commissions, or director’s and meeting fees, paid or due to be paid by the Company to a Participant for a Plan Year, including any amounts deferred under Section 4.

2.8	“Disability” means the inability of a Participant to engage in any substantial gainful activity or the Participant’s receipt of income replacement benefits for at least three (3) months under an accident and health plan of the Company, in either case, due to a medically determinable physical or mental impairment which is expected to result in death or to last for a continuous period of not less than twelve (12) months.

2.9	“Early Retirement Age” means the date the Participant attains age 55.

2.10	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.11	“Normal Retirement Age” means the date the Participant attains age 65.

2.12	“Participant” means an employee of the Company who is eligible to participate in the Plan pursuant to Section 3.

2.13	“Plan” means the Chart Industries, Inc. Voluntary Deferred Income Plan, as set forth herein and as amended from time to time.

2.14	“Plan Year” means the calendar year.

SECTION 3. ELIGIBLE EMPLOYEES

The Administrator shall determine which management employees and highly compensated employees of the Company shall be eligible to participate in the Plan from time to time, the eligibility waiting period and such other conditions as may be applicable from time to time.

SECTION 4. ELECTION TO DEFER COMPENSATION

A Participant may elect to defer a specified percentage of his or her Compensation (from one percent (1%) to one hundred percent (100%) for a Plan Year by filing an election with the Administrator (pursuant to Section 5) on or prior to November 30 (or such other date not later than December 31 that the Administrator may specify) of the preceding Plan Year. Any election so made shall not be binding for any subsequent Plan Year, and thus a new election must be filed for any subsequent Plan Year on or before November 30 (or such other date not later than December 31 that the Administrator may specify) of the immediately preceding Plan Year. Provided, however, that, subject to the provisions of Section 409A of the Code, a Participant who first becomes eligible to participate in the Plan after the beginning of a Plan Year shall be entitled to make a deferral election (with respect to Compensation to be earned after the date of the election) within thirty (30) days of becoming eligible.

Each Participant may elect to establish a separate “in-service withdrawal account”, to which shall be credited such portion of his deferrals, as the Participant may designate, and subject to the provisions of Section 11, which shall be distributed as of a date selected by the Participant on the election form used to establish such account, which date may not be less than twenty-four (24) months after the election is made.

Notwithstanding the foregoing, if a Participant receives a distribution under the Plan as a result of an unforeseeable emergency pursuant to Section 12, the Participant’s deferral election under the Plan shall be cancelled for the balance of the Plan Year.

SECTION 5. MANNER OF ELECTION

Any election made by a Participant pursuant to this Plan shall be made by executing such form(s) as the Administrator shall from time to time prescribe.

SECTION 6. ACCOUNTS

If a Participant elects to establish an “in-service withdrawal account” under Section 4, such account shall be established and maintained on the Company’s books and shall record (a) any Compensation deferred by the Participant under the Plan and (b) the allocation of any hypothetical investment experience. There shall also be established for each Participant a separate “retirement account” which shall record (a) any Company contributions made on his behalf (b) any Compensation deferred by the Participant under the Plan which the Participant has not elected to be credited to the “in-service withdrawal account” and (c) the allocation of any hypothetical investment experience.

SECTION 7. COMPANY CONTRIBUTIONS

For any Plan Year, the Company may elect to allocate to the account of each Participant, or any Participant designated by the Board, an amount equal to a specified percentage of such Participant’s Compensation, a flat dollar amount and/or an amount equal to a specified percentage of any Compensation deferred under Section 4. Any such contribution shall be made entirely at the discretion of the Board.

SECTION 8. ADJUSTMENTS TO ACCOUNTS

Each Participant’s account(s) shall be reduced by the amount of any distributions to the Participant from the applicable account, and by any federal, state and/or local tax withholding and any social security withholding tax as may be required by law. Pursuant to procedures established by the Administrator, each Participant’s account(s) shall be adjusted as of each business day the New York Stock Exchange is open to reflect the earnings or losses of any hypothetical investment media as may be designated by the Administrator.

SECTION 9. INVESTMENT OF ACCOUNTS

For purposes of determining the amount of earnings and appreciation and losses and depreciation to be credited to a Participant’s account(s), each Participant’s account(s) shall be deemed invested in the investment options (designated by the Administrator as available under the Plan) as the Participant may elect, from time to time, in accordance with such rules and procedures as the Administrator may establish. However, no provision of the Plan shall require the Company to actually invest any amounts in any fund or in any other investment vehicle.

SECTION 10. VESTED STATUS

Subject to the provisions of Section 20, and except as otherwise provided below, if a Participant “separates from service” with the Company (within the meaning of Code Section 409A) for any reason on or after his Early or Normal Retirement Age, or prior to that date as a result of the Participant’s Disability or death, such Participant shall have a nonforfeitable (vested) right to the fair market value of the Participant’s account(s). If a Participant separates from service for any other reason, such Participant shall be entitled to receive the vested value of his or her account(s). For this purpose, each Participant shall at all times have a nonforfeitable (vested) right to his or her account(s) derived from any Compensation deferred pursuant to Section 4. However, with respect to any Company contributions made on the Participant’s behalf pursuant to Section 7, the Participant shall have a nonforfeitable (vested) right to a percentage of the fair market value of such portion of his or her applicable account as follows:

Years of Participation	Vested Percentage
Less than 1 year	0%
1 year	33%
2 years	67%
3 years or more	100%

For this purpose, a Participant shall be credited with a Year of Participation for each Plan Year during which he elected to defer Compensation to the Plan.

The nonvested portion of a Participant’s account, as determined above, shall be forfeited as of the Participant’s separation from service, and shall be used to reduce Company contributions under Section 7 and/or used to pay Plan administrative expenses.

Notwithstanding the foregoing, a Participant’s account(s) shall become one hundred percent (100%) vested upon a Change in Control.

SECTION 11. TIME AND MANNER OF DISTRIBUTION

Each Participant shall elect, on the election form used to make his or her initial deferral election, either of the following modes of distribution for his vested retirement account (within the meaning of Section 6):

(a)	a single lump sum payment; or

(b)	annual installments over a period of up to ten (10) years, the amount of each installment to equal the balance of the Participant’s vested retirement account immediately prior to the installment divided by the number of installments remaining to be paid. Each subsequent installment shall be made on the first day of the calendar month following the one (1) year anniversary of the prior payment.

If no distribution election is made, the Participant’s vested retirement account shall be distributed in the form of a single lump-sum payment.

Except as otherwise elected by a Participant pursuant to Section 4 and 5, distribution of a Participant’s vested retirement account shall be made or commence six (6) months following the date on which the Participant “separates from service” with the Company (within the meaning of Section 409A of the Code). However, a Participant may subsequently elect to change the mode of distribution of his retirement account, or to delay the date on which distribution of the Participant’s retirement account is to be made or commence, subject to the following conditions: (i) any such election may not take effect until twelve (12) months after the date on which the election is made; and (ii) payment with respect to such election must be deferred for a period of at least five (5) years from the date on which payment would otherwise have been made or commence. For purposes of this rule, each annual installment payment shall be treated as a separate payment.

Any “in-service” withdrawal account(s) established for a Participant under Section 6 shall be distributed in a lump-sum cash payment, as of the date previously designated by the Participant. Provided, however, that a Participant may subsequently elect to delay the date on which distribution of his vested in-service withdrawal account is to be made, subject to the following conditions: (i) the subsequent election must be made at least twelve (12) months prior to the date the in-service withdrawal account was scheduled to be paid, and (ii) payment must be deferred for a period of at least five (5) years from the date on which payment was initially to have been made.

Notwithstanding the foregoing, a Participant’s vested account(s) shall be distributed, in the form of a single sum payment, within ninety (90) days following a Change in Control.

SECTION 12. DISTRIBUTION IN THE EVENT OF UNFORESEEABLE EMERGENCY

Except as otherwise elected by a Participant pursuant to Section 4 and 5, in the event of an “unforeseeable emergency” (within the meaning of Section 409A of the Code), a Participant may, by filing an election with the Administrator (in such form and manner as may be prescribed by the Administrator), elect to receive a distribution from the Plan in an amount not to exceed the lesser of (i) the fair market value of the Participant’s vested account(s) or (ii) the amount necessary to satisfy the unforeseeable emergency.

SECTION 13. DEATH AND DISABILITY BENEFITS

In the event of the death or Disability of a Participant while in the employ of the Company, vesting in the Participant’s account(s) shall be one hundred percent (100%), if not otherwise one hundred percent (100%)

vested under Section 10, with the fair market value of the Participant’s account(s) being distributed to the Participant or Participant’s Beneficiary, as may be the case, in a single lump sum payment, within ninety (90) days following the Participant’s death or Disability.

In the event a Participant dies after distribution has commenced under the Plan, distribution shall continue to be made to the Participant’s Beneficiary in the form elected by the Participant.

SECTION 14. BENEFICIARY DESIGNATION

A Participant may designate the person or persons to whom the Participant’s account(s) under the Plan shall be paid in the event of the Participant’s death, by filing a designation of beneficiary form with the Administrator. If no Beneficiary is designated, or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or if none, to the Participant’s surviving children or, if none to the Participant’s estate.

SECTION 15. DOMESTIC RELATIONS ORDERS

If a domestic relations order issued by any court of proper authority directs assignment of all or any portion of a Participant’s vested account(s) to the Participant’s spouse or former spouse as part of a divorce settlement, the portion so assigned shall be distributed, in a lump-sum, to the spouse or former spouse within ninety (90) days following the later of (i) the date on which the order was received by the Administrator or, if later, (ii) the date on which the order clearly specifies the amount to be assigned and any other terms necessary to comply with such order and with the provisions of Code Section 409A.

SECTION 16. PLAN ADMINISTRATION

16.1	Administration. The Plan shall be administered by the Company. The Administrator is authorized to interpret and construe any provision of the Plan, to determine eligibility and benefits under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to adopt such forms as it may deem appropriate for the administration of the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan or the provisions of Section 409A of the Code and the regulations and rulings promulgated thereunder. The Administrator shall be responsible for the day-to-day administration of the Plan. Determinations, interpretations or other actions made or taken by the Administrator under the Plan shall be final and binding for all purposes and upon all persons.

16.2	Review Procedure.

(a)	Pursuant to procedures established by the Administrator, claims for benefits under the Plan made by a Participant or Beneficiary (the “claimant”) must be submitted in writing to the Administrator.

If a claim is denied in whole or in part, the Administrator shall notify the claimant within ninety (90) days (or forty-five (45) days if the claim relates to a determination of Disability) after receipt of the claim (or within one hundred eighty (180) days (or seventy-five (75) days for a Disability claim), if special circumstances require an extension of time for processing the claim (in the case of a Disability determination claim, the review period may be extended twice with each extension not exceeding thirty (30) days), and provided written notice indicating the special circumstances and the date by which a final decision is expected to be rendered is given to the claimant within the initial ninety (90) day period, or forty-five (45) day period, as the case may be). If notification is not given in such period, the claim shall be considered denied as of the last day of such period and the claimant may request a review of the claim.

The notice of the denial of the claim shall be written in a manner calculated to be understood by the claimant and shall set forth the following:

(i)	the specific reason or reasons for the denial of the claim;

(ii)	the specific references to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	a statement that any appeal of the denial must be made by giving to the Administrator, within sixty (60) days (or one hundred eighty (180) days in the case of a Disability claim) after receipt of the denial of the claim, written notice of such appeal, such notice to include a full description of the pertinent issues and basis of the claim.

(b)	Upon denial of a claim in whole or part, the claimant (or his duly authorized representative) shall have the right to submit a written request to the Administrator for a full and fair review of the denied claim, to be permitted to review documents pertinent to the denial, and to submit issues and comments in writing. Any appeal of the denial must be given to the Administrator within the period of time prescribed under (a)(iv) above. If the claimant (or his duly authorized representative) fails to appeal the denial to the Administrator within the prescribed time, the Administrator’s adverse determination shall be final, binding and conclusive.

The Administrator may hold a hearing or otherwise ascertain such facts as it deems necessary and shall render a decision which shall be binding upon both parties. The Administrator shall advise the claimant of the results of the review within sixty (60) days (or forty-five (45) days in the case of a Disability claim) after receipt of the written request for the review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days (or ninety (90) days in the case of a Disability claim) after receipt of the request for review. If such extension of time is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision of the review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision of the Administrator shall be final, binding and conclusive.

(c)	Within sixty (60) days (or one hundred eighty (180) days in the case of a Disability claim) after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Company review the Administrator’s determination. Such request must be addressed to the Secretary of the Company at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company. If the Claimant does not request a review of the determination within such sixty (60) day period, he or she shall be barred and estopped from challenging the determination.

(d)	Within sixty (60) days after the Company’s receipt of a request for review, it will review the Administrator’s determination. After considering all materials presented by the Claimant, the Company shall render a written opinion, written in a manner calculated to be understood by the Claimant, setting for the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Company will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred and twenty (120) days after receipt of the request for review.

(e)	A final decision by the Company, made following a review conducted in accordance with the provisions of the preceding paragraphs shall be final, conclusive and binding of the Claimant, such Claimant’s dependents and/or beneficiaries, and such Claimant’s heirs and assigns.

SECTION 17. FUNDING

17.1	Plan Unfunded. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA. Accordingly, the obligation of the Company to make payments under the Plan constitutes solely an unsecured (but legally enforceable) promise of the Company to make such payments, and no person, including any Participant or Beneficiary shall have any lien, prior claim or other security interest in any property of the Company as a result of this Plan. Any amounts payable under the Plan shall be paid out of the general assets of the Company and each Participant and Beneficiary shall be deemed to be a general unsecured creditor of the Company.

17.2	Rabbi Trust. The Company may create a grantor trust to pay its obligations hereunder (a so-called rabbi trust), the assets of which shall be, for all purposes, the assets of the Company. In the event the trustee of such trust is unable or unwilling to make payments directly to Participants and Beneficiaries and such trustee remits payments to the Company for delivery to Participants and Beneficiaries, the Company shall promptly remit such amount, less applicable income and other taxes required to be withheld, to the Participant or Beneficiary.

SECTION 18. AMENDMENT

The Company, by resolution of the Board, shall have the right to amend, suspend or terminate the Plan at any time subject to the provisions of Section 409A of the Code; provided, however, that no such action shall, without the Participant’s consent, impair the Participant’s right with respect to any existing account under the Plan. The termination of the Plan, with respect to some or all of the Participants, and any resulting distribution of the account balances of such affected Participants, shall be made in accordance with the provisions of Section 409A of the Code and shall not constitute the impairment of such Participant’s rights hereunder.

SECTION 19. NO ASSIGNMENT

A Participant’s right to the amount credited to his or her account under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s Beneficiary.

SECTION 20. TERMINATION FOR CAUSE

Termination “for cause” shall mean (i) conviction of robbery, bribery, extortion, embezzlement, fraud, grand larceny, burglary, perjury, income tax evasion, misapplication of company funds, false statements in violation of 18 U.S.C. Sec. 1001, and any other felony that is punishable by a term of imprisonment of more than one year, or (ii) any breach of the Participant’s duty of loyalty to the Company, any acts of omission in the performance of his company duties not in good faith or which involved intentional misconduct or a knowing violation of law, or any transaction in the performance of his company duties from which the Participant derived an improper personal benefit. In the event the Participant’s relationship with the Company and all affiliates is terminated for cause, no benefits (other than those attributable to the Participant’s deferrals pursuant to Section 4) shall be due or payable under the terms of the Plan, and such Participant’s account (less such Participant’s interest in the account attributable to such deferrals) shall be forfeited.

SECTION 21. SUCCESSORS AND ASSIGNS

The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant, his or her Beneficiaries, heirs, legal representatives and assigns.

SECTION 22. NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between a Participant and the Company, or as a right of the Participant to continue in employment with the Company, or as a limitation of the right of the Company to discharge the Participant at any time, with or without cause.

SECTION 23. INDEMINIFICATION AGAINST THIRD PARTY CLAIMS

Each Participant, by executing an election form and becoming a Participant hereunder, acknowledges and agrees to indemnify and hold the Company harmless from and against any damages, losses and expenses (including, without limitation, litigation costs incurred by the Company in connection with the administration of the Plan) arising from third-party claims and/or disputes involving such Participant’s Plan interest (including, without limitation, tax liens and levies, creditors’ claims, garnishment and bankruptcy proceedings, and proceedings in domestic relations court).

SECTION 24. HOLD HARMLESS OF CORPORATE AGENTS

The Company, and its directors, officers and employees, shall be free from liability, joint or several, for personal acts, omissions, and conduct, and for the acts, omissions and conduct of duly appointed agents, in the administration of this Plan so long as taken in good faith.

SECTION 25. TAXES; NO GUARANTEE OF TAX CONSEQUENCES

The Company shall be entitled to withhold and remit any federal, state and local taxes from any distribution made hereunder which such Company believes are necessary, appropriate, or required by relevant law, regulation or ruling. The Company makes no representation, warranty or guarantee of any federal, state or local tax consequences of participation in the Plan to any Participant or beneficiary thereof, or any personal representative or attorney-in-fact of any such Participant or beneficiary.

SECTION 26. NOTICE

Any notice, consent or demand required or permitted to be given under the provisions of the Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee’s last know address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

SECTION 27. FACILITY OF PAYMENT

If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may, in its discretion, make such distribution (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Administrator, the Company and Plan from further liability on account thereof.

SECTION 28. GOVERNING LAW

This Plan shall be interpreted in a manner consistent with Code Section 409A and the guidance issued thereunder by the Department of the Treasury and the Internal Revenue Service and shall also be subject to and construed in accordance with the provisions of ERISA, where applicable, and otherwise by the laws of the State of Ohio, without regard to the conflict of law provisions of any jurisdiction.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Plan to be executed as of the 19th day of December, 2008.

CHART INDUSTRIES, INC.

By:	/s/ Mark H. Ludwig
Authorized Officer